UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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3COM CORPORATION

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This filing consists of a blog post written by John Vincenzo, Vice President of Marketing that was posted to the 3Com Blog, available at http://h3cnetworks.com/en_US/blog.page, on November 11, 2009.
HP to Acquire 3Com for $2.7 Billion
November 11, 2009 by 3Com Corporation
Today 3Com entered into a definitive agreement to be acquired by HP for an enterprise value of $2.7 billion. The result is a powerhouse that is intended to disrupt the networking industry by offering customers cost-effective, open standards-based alternative data center and network infrastructure solutions.
Not only is this a great transaction for our shareholders, who receive a significant premium over today’s closing stock price, but this move dramatically accelerates the execution of our proven “China Out” disruptive strategy by leveraging HP’s customer and channel reach, as well as its investment capabilities. The market will now have an unmatched innovative networking solutions provider that can serve all networking and data center needs under one roof.
With this announcement, our customers and prospects will get a direct response to their repeated requests for an offering that doesn’t lock them into proprietary network architectures, inflexible service offerings and unfocused strategies that at one point became the norm. In fact, they get a commitment from HP and 3Com to deliver an open, highly optimized and flexible IT environment that aligns infrastructure to business demands and doesn’t require customers to commit to a closed architecture or to settle for a cobbled-together solution.
This deal gives HP a leading market position and a large, talented, cost-effective R&D team in China, and an enterprise sales force in the rest of the world that has been consistently gaining market share across the globe with marquee wins such as Peugeot, SNCF, MIT, Infraero and the South Korean army, to name a few. It also gives HP access to a proven differentiator in our broad, modern product portfolio, which includes the H3C enterprise networking solutions and the TippingPoint security solutions that address our customers’ desire to have security as an integrated part of the network.
The networking industry experienced a significant change today. It gained a one-stop networking solutions provider that addresses the fundamental challenges facing customers today: simplifying and security the network, deploying best-in-class solutions with lowest total cost of ownership, and transforming the network from a connectivity tool to a business enabler. Of course, we have to obtain shareholder approval and certain government approvals, and meet certain conditions before we can close this deal; in the meantime, we operate as two independent companies.
I invite you to share your thoughts about this exciting industry development with us.

John Vincenzo
VP Marketing
Additional Information and Where to Find It
3Com Corporation (“3Com”) plans to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement in connection with the proposed merger with 3Com, pursuant to which 3Com would be acquired by Hewlett-Packard Company (the “Merger”). The proxy statement will contain important information about the proposed Merger and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE.
Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by 3Com through the web site maintained by the SEC at www.sec.gov, and from 3Com by contacting Investor Relations by mail at 3Com Corporation, 350 Campus Drive, Marlborough, MA 01752-3064 (Attention: Investor Relations), by phone at 508-323-1198, or by going to 3Com’s Investor Information page on its corporate web site at www.3com.com (click on “Investor Information”, then on “SEC Filings”).
3Com and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of 3Com in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in 3Com’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on August 7, 2009. This document is available free of charge at the SEC’s web site at www.sec.gov, and from 3Com by contacting Investor Relations by mail at 3Com Corporation, 350 Campus Drive, Marlborough, MA 01752-3064 (Attention: Investor Relations), by telephone at 508-323-1198, or by going to 3Com’s Investor Information page on its corporate web site at www.3com.com (click on “Investor Information”, then on “SEC Filings”).
Note on Forward-Looking Statements
The subject document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding the expected benefits and costs of the transaction, the plans, strategies and objectives of management for future operations, and the expected closing of the proposed Merger. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed Merger, satisfaction of closing conditions precedent to the consummation of the proposed Merger, including obtaining antitrust approvals in the U.S., Europe and China, the ability of HP to successfully integrate 3Com’s operations and employees, the ability to realize anticipated synergies and cost savings of the proposed Merger, and such other risks as identified in 3Com’s Annual Report on Form 10-K for the fiscal year ended May 29, 2009, and 3Com’s most recent Quarterly Report on Form 10-Q, each as filed with the SEC, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. 3Com assumes no obligation to update any forward-looking statement contained in the subject document.